SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RevitalizePG.com

July 31, 2017

Dear Fellow P&G Shareholder:

Trian Fund Management, L.P. beneficially owns approximately $3.4 billion of shares of The Procter & Gamble Company. We are writing to urge you to help us revitalize P&G by voting to elect our co-founder Nelson Peltz to the P&G Board. Trian believes strongly in P&G’s potential, but the Company is facing challenges that have led to disappointing results over the last decade. As one of P&G’s largest shareholders, Trian has a keen interest in helping the Company address the challenges it is facing, which include:

WEAK TOTAL SHAREHOLDER RETURNS

P&G has an iconic portfolio of brands and strong market positions around the world, yet its shareholder returns have significantly underperformed both its peers and the S&P 500 over the last ten years:

MARKET SHARE LOSSES ACROSS CATEGORIES AND GEOGRAPHIES

Over the past five years, P&G’s organic sales growth has decelerated and the Company has lost market share across most of its categories. Moreover, disruptive and existential threats are impacting the entire consumer packaged goods industry, including changes in technology and consumer behavior. P&G must act with the greatest possible urgency to address market share losses to both traditional competitors, as well as smaller local competitors who are adapting to industry changes more quickly and effectively.

One example is in the grooming category where P&G paid $57 billion for Gillette in 2005, but has seen its share of the U.S. men’s shaving market plummet from 62% to 49% over the past 5 years.ii Whereas Gillette launched three new major shaving systems over the 16-year period leading up to P&G’s acquisition (Sensor, Mach 3 and Fusion), P&G has yet to launch one major shaving system in the 12 years since the acquisition. Moreover, P&G has been exceedingly slow to respond to disruptive start-ups such as Dollar Shave Club (now owned by Unilever, one of P&G’s biggest competitors) and Harry’s, which have used the power of the internet, clever marketing and lower price points to grow quickly into formidable competitors.

Gillette’s results have been particularly challenged but the concerning reality is that most of P&G’s products are losing share around the world:iii

EXCESSIVE COST AND BUREAUCRACY

While P&G management acknowledges the need to reduce cost and bureaucracy,iv we believe these critical issues have not been addressed sufficiently. Trian’s analysis shows that P&G’s five-year, $10 billion cost-cutting program launched in 2012 has had no discernible impact on profit or sales growth. Operating profit was essentially flat from 2012 to 2016 while market shares declined.v Although P&G has stated that it has identified up to $13 billion of additional cost savings, given our analysis of the 2012 cost-cutting program, Trian is concerned that this initiative will also be ineffective in driving sales growth, earnings growth and shareholder value creation.vi

ADDING NELSON PELTZ TO THE BOARD WILL HELP P&G ADDRESS THESE CHALLENGES

Nelson Peltz has been involved with numerous successful turnarounds of consumer brands and businesses – including Snapple, Wendy’s, Heinz, Cadbury, Mondelēz and Sysco, among others. Adding Nelson to the P&G Board will help the Company once again become best-in-class. He will seek to ensure increased management accountability, a greater sense of urgency, sharper cost discipline, and a faster moving and less insular corporate culture – all values that he has worked to instill across numerous consumer companies he has been involved with. As a motivated independent director, he will have a laser focus on long-term shareholder value creation that can accelerate positive change at P&G. Indeed, consumer companies where Nelson has served on the board have produced materially higher earnings per share growth and greater total shareholder returns compared to the S&P 500.vii

STOP THE UNDERPERFORMANCE.
VOTE “FOR” NELSON PELTZ ON THE WHITE PROXY CARD TODAY.

NELSON PELTZ CAN HELP RE-BUILD SHAREHOLDER VALUE AT P&G

As a director representing all shareholders, Nelson Peltz’ s goal would be to help improve long-term performance by increasing sales and profits and regaining lost market share. Trian is NOT advocating for the break-up of the company, NOT suggesting the CEO or directors be replaced, NOT advocating taking on excessive leverage, NOT seeking to cut pension benefits and NOT suggesting that R&D, marketing or capital expenditures be reduced. P&G itself meaningfully reduced digital advertising last quarter, a tactic we believe, if continued, will damage the value of the Company’s brands in the long term.

Should Nelson be elected to P&G’s Board, as a director, his first action would be to propose that the Board immediately re-appoint the director who is not re-elected. Once elected, we are confident that Nelson and the other members of the Board will work collaboratively together towards the brightest possible future for P&G. We are highly committed to revitalizing P&G together.

We greatly appreciate the support that we have received to date and we urge all stockholders to vote for our nominees on the WHITE proxy card today so that we can revitalize P&G together.

Sincerely,

TRIAN FUND MANAGEMENT, L.P.

REVITALIZE YOUR INVESTMENT

VOTE “FOR” NELSON PELTZ ON THE WHITE PROXY CARD TODAY

Your vote is important. Please discard any Blue proxy cards you have received from P&G. If you have already returned a Blue proxy card, you can change your vote simply by signing, dating and returning a WHITE proxy card today. Only your latest-dated proxy card will be counted.

If you have questions about how to vote your shares, please contact:
INNISFREE M&A INCORPORATED
Shareholders, Call Toll-Free: (877) 750-8338
Banks and Brokers, Call Collect: (212) 750-5833

NOTES:

i Source: Capital IQ. Total shareholder return of the S&P 500, “Consumer Staples,” the Company and its peers measured through June 15, 2017, one day before rumors surfaced of Trian seeking P&G Board representation. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each company is domiciled in the United State or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes. “Consumer Staples” is represented by The Consumer Staples Select Sector SPDR Fund (XLP).

ii Euromonitor International Limited 2017 © and Consumer Edge research. The incorporated Euromonitor data has been independently researched as part of its annual Passport research process. Euromonitor makes no representations about the suitability of this data for investment decisions.

iii Euromonitor International Limited 2017 © and Consumer Edge research. Category groupings defined as Tissue & Hygiene, Home Care and Beauty & Personal Care. Total P&G represents the weighted average country-category market share performance measured in retail value per Consumer Edge Research. 5-year period of measurement is year-end 2011 through year-end 2016.

iv P&G announced a goal to reduce costs by $10 billion dollars by 2016 at the Consumer Analyst Group of New York Conference held on February 23, 2012. In addition, P&G identified an additional savings opportunity of up to $13 billion at the Deutsche Bank Global Consumer Conference held on June 15, 2017.

v Source: Company SEC filings. From FY2012 through FY 2016, P&G grew sales volumes at a compound annual growth rate of 0.6% and grew operating profit at a compound annual growth rate of -0.1%.

vi The lack of tangible evidence that the 2012 cost-cutting program boosted the Company’s financial performance underlies Trian’s concern about the success of the new cost-cutting initiative. See slide 15 of the Trian Group’s “Introductory Presentation on P&G,” filed with the SEC under cover of Schedule 14A on July 17, 2017 (the “Introductory Presentation”), as well as the notes and disclaimers to the Introductory Presentation, for further detail. The Introductory Presentation is available at RevitalizePG.com.

vii Please see slide 19 of the Introductory Presentation, as well as the notes and disclaimers to the Introductory Presentation, which is available at RevitalizePG.com.

DISCLAIMERS

The views expressed in this letter represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of The Procter & Gamble Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this letter. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade. This letter is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares. Neither Trian Partners nor any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.